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                                                                     EXHIBIT 5.1

Cooley Godward LLP                    [LETTERHEAD]



February 1, 2001


Wireless Facilities, Inc.
4810 Eastgate Mall
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wireless Facilities, Inc., a Delaware corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of up to 7,113,864 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance, including (i) 3,000,000 shares issuable pursuant to the 2000 Nonstatutory Stock Option Plan, (ii) 1,905,013 shares issuable under the 1999 Equity Incentive Plan pursuant to the automatic increase to the share reserve that occurred on January 1, 2000 and (iii) 2,208,851 shares issuable under the 1999 Equity Incentive Plan pursuant to the automatic increase on January 1, 2001.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the 2000 Nonstatutory Stock Option Plan and the 1999 Equity Incentive Plan, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the 2000 Nonstatutory Stock Option Plan or the 1999 Equity Incentive Plan, as applicable, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to any deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Lance W. Bridges
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Lance W. Bridges